Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271862

PROSPECTUS SUPPLEMENT NO. 3

(To the proxy statement/prospectus dated July 7, 2023)

PROSPECTUS FOR 93,397,815 SHARES OF COMMON STOCK AND 21,562,322 WARRANTS TO

PURCHASE SHARES OF COMMON STOCK OF ALLURION TECHNOLOGIES HOLDINGS, INC.

This prospectus supplement supplements the proxy statement/prospectus, dated July 7, 2023 (as supplemented or amended, the “Prospectus”), that covers 93,397,815 shares of common stock (“New Allurion Common Stock”) of Allurion Technologies Holdings, Inc. (“New Allurion”) and 21,562,322 warrants to purchase shares of New Allurion Common Stock (“New Allurion Public Warrants”) pursuant to the Business Combination Agreement, dated as of February 9, 2023 (as the same has been amended as of May 2, 2023 and may be further amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among Compute Health Acquisition Corp. (“Compute Health”), Compute Health Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Compute Health, Compute Health LLC, a Delaware limited liability company and wholly-owned subsidiary of Compute Health, Allurion Technologies, Inc., a Delaware corporation (“Allurion”), and New Allurion, a Delaware corporation and a direct, wholly-owned subsidiary of Allurion, which forms a part of New Allurion’s registration statement on Form S-4 (No. 333-271862).

This prospectus supplement is being filed to update and supplement the Prospectus with the information contained in the Current Report on Form 8-K filed by Compute Health with the Securities and Exchange Commission (the “SEC”) on July 26, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The units of Compute Health (the “Compute Health Units”), shares of Compute Health Class A Common Stock, and Compute Health Public Warrants (as defined in the Business Combination Agreement) are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “CPUH.U,” “CPUH,” and “CPUH WS,” respectively. The parties to the Business Combination Agreement anticipate that, following the transactions contemplated by the Business Combination Agreement (the “Business Combination”), the New Allurion Common Stock and New Allurion Public Warrants will be listed on the NYSE under the symbols “ALUR” and “ALUR WS,” respectively, and the Compute Health Units, shares of Compute Health Class A Common Stock, and Compute Health Public Warrants will cease trading on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended. New Allurion will not have units trading upon the consummation of the Business Combination. The receipt of approval for listing on NYSE of the shares of New Allurion Common Stock to be issued in connection with the Business Combination is a condition to the closing of the Business Combination, unless waived by the parties to the Business Combination Agreement.

On July 25, 2023, the last quoted sale price for Compute Health Class A Common Stock as reported on the NYSE was $10.41 and the last reported sale price for Compute Health Public Warrants as reported on the NYSE was $0.50.

We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under applicable federal securities laws, and as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 90 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 26, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2023 (July 26, 2023)

Compute Health Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40001	85-3449307
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 N. West Street, Suite 1200 Wilmington, DE	19801
(Address of principal executive offices)	(Zip Code)

1100 North Market Street

4th Floor

Wilmington, DE 19890

(Address of principal executive offices)

(212) 829-3500

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-quarter of one Redeemable Warrant	CPUH.U	The New York Stock Exchange
Class A common stock, par value $0.0001 per share, included as part of the Units	CPUH	The New York Stock Exchange
Redeemable Warrants included as part of the Units, each exercisable for one share of Class A common stock for $11.50 per share	CPUH WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Terms used but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the definitive proxy statement filed with the U.S. Securities and Exchange Commission on July 7, 2023 (the “Proxy Statement”) by Compute Health Acquisition Corp. (“Compute Health”), and such definitions are incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Warrant Holders Meeting

On July 25, 2023, Compute Health held a special meeting, which was adjourned and reconvened on July 26, 2023 (the “Warrant Holders Meeting”), virtually via live webcast and in person, at which holders of 27,807,333 Compute Health Warrants, comprised of 14,974,000 Compute Health Public Warrants and 12,833,333 Compute Health Private Warrants, were present in person or by proxy, representing approximately 80.8% of the voting power of the 34,395,833 outstanding Compute Health Warrants, approximately 69.4% of the voting power of the 21,562,500 outstanding Compute Health Public Warrants and 100% of the voting power of the 12,833,333 outstanding Compute Health Private Warrants, each as at the close of business on July 3, 2023, which was the record date (the “Warrant Holders Record Date”)

Each of the proposals listed below is described in more detail in the Proxy Statement and incorporated herein by reference. A summary of the voting results at the Warrant Holders Meeting for each of the proposals is set forth below.

Proposal 1

The Compute Health Warrant Holders considered and voted upon an amendment (the “Warrant Amendment”) to the warrant agreement that governs all of Compute Health’s outstanding warrants, by and between Compute Health and Continental Stock Transfer & Trust Company, as Warrant Agent, dated as of February 9, 2021, as may be amended or supplemented (the “Warrant Agreement”). The Warrant Amendment proposes to (i) provide that, upon the completion of the Business Combination, each of the Compute Health Warrants, will become exercisable for 1.420455 shares of New Allurion Common Stock at an exercise price of $8.10 per share; (ii) provide that, upon the completion of the Business Combination, each Compute Health Public Warrant will be exchanged for 0.6125 New Allurion Public Warrants; (iii) amend the term of the Compute Health Warrants such that they will expire seven years after the consummation of the Business Combination, or earlier upon redemption or liquidation; (iv) delete section 4.4 of the Warrant Agreement relating to adjustments of the Warrant Price (as defined in the Warrant Agreement) if Compute Health issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination; (v) amend Sections 6.1 and 6.2 of the Warrant Agreement to provide that, subject to the terms of the Warrant Agreement, not less than all of the Compute Health Public Warrant, together with the Compute Health Private Warrants, may be redeemed for cash or for shares of common stock after a date that is ninety (90) days after the date on which Compute Health completes the initial Business Combination; and (vi) make certain adjustments to the Reference Value (as defined in the Warrant Agreement), redemption trigger price, and the table summarizing the redemption prices for the Compute Health Public Warrants as a result of the foregoing amendments to the Warrant Agreement (collectively, the “Warrant Amendment Proposal”) The Warrant Amendment Proposal was approved, having received “for” votes from the holders of more than 50% of the outstanding (i) Compute Health Public Warrants and (ii) Compute Health Private Warrants .The voting results for such proposal were as follows:

Compute Health Public Warrants:

For	Against	Abstain
11,811,449	3,150,818	11,733

Compute Health Private Warrants:

For	Against	Abstain
12,833,333	0	0

2

Proposal 2

In connection with the Warrant Holders Meeting, Compute Health also solicited proxies with respect to the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Warrant Holders Meeting, the Warrant Amendment Proposal would not be duly approved and adopted by the requisite holders of each of (i) the Compute Health Public Warrants and (ii) the Compute Health Private Warrants. As there were sufficient votes at the time of the Warrant Holders Meeting to approve the Warrant Amendment Proposal and to ensure that a quorum was present at the Warrant Holders Meeting, the adjournment of the Warrant Holders Meeting to solicit additional proxies for such purpose was unnecessary and such proposal was not submitted to the holders of warrants of Compute Health for approval at the Warrant Holders Meeting.

Item 7.01	Regulation FD Disclosure.

On July 26, 2023, Compute Health issued a press release (the “Press Release”) announcing the results of the Warrant Holders Meeting. The Press Release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information contained in this Item 7.01, including Exhibit 99.1.

Important Information About the Proposed Transactions and Where to Find It

This Current Report on Form 8-K relates to a proposed business combination between Compute Health, Allurion Technologies, Inc. (“Allurion”), and Allurion Technologies Holdings, Inc. (“New Allurion”). New Allurion filed the Registration Statement on Form S-4 with the SEC, which includes a document that serves as a proxy statement and prospectus of Compute Health and New Allurion and a full description of the terms of the Business Combination Agreement and the Ancillary Documents (each as defined in the Proxy Statement) (the “Proposed Transactions”). The proxy statement/prospectus has been mailed to Compute Health’s stockholders as of July 3, 2023, the record date established for voting at the special meeting (as defined in the Proxy Statement). Compute Health and New Allurion may also file other documents regarding the Proposed Transactions with the SEC. This Current Report on Form 8-K does not contain all of the information that should be considered concerning the Proposed Transactions, including the risk factors and other disclosures set forth in Compute Health’s filings with the SEC, and is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transactions. Compute Health’s stockholders and other interested persons are advised to read the Registration Statement on Form S-4, including the proxy statement/prospectus and any amendments thereto, and all other relevant documents filed or that will be filed with the SEC in connection with the Proposed Transactions, as these materials will contain important information about Allurion, Compute Health and the Proposed Transactions. The Registration Statement on Form S-4, including the proxy statement/prospectus, and other documents that are filed with the SEC, once available may be obtained without charge at the SEC’s website at www.sec.gov, or by directing a written request to Compute Health Acquisition Corp., 1100 North Market Street, 4th Floor, Wilmington, Delaware 19890.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS CURRENT REPORT ON FORM 8-K, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTIONS OR ANY RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS CURRENT REPORT ON FORM 8-K. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Participants in the Solicitation

Compute Health, Allurion, New Allurion, certain stockholders of Compute Health and certain of Compute Health’s, Allurion’s and New Allurion’s respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the stockholders of Compute Health with respect to the Proposed Transactions. A list of the names of such persons and information regarding their interests in the proposed transaction is contained in the Registration Statement on Form S-4 and proxy statement/prospectus. Stockholders, Compute Health warrantholders, potential investors and other interested persons should read the Registration Statement on Form S-4 and proxy statement/prospectus carefully before making any voting or investment decisions. Free copies of these documents may be obtained from the sources indicated above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated as of July 26, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compute Health Acquisition Corp.

By:	/s/ Joshua Fink
Name:	Joshua Fink
Title:	Co-Chief Executive Officer

Dated: July 26, 2023

4

Exhibit 99.1

Compute Health Acquisition Corp. Warrant Holders Hold Special Meeting

Approve Warrant Agreement Amendment

Wilmington, DE– July 26, 2023 – Compute Health Acquisition Corp. (“Compute Health”) (NYSE: CPUH, CPUH WS, CPUH.U) today announced that at a special meeting of Compute Health’s warrant holders held today (the “Warrant Holder Meeting”), the previously announced proposal to amend the warrant agreement that governs the outstanding warrants of Compute Health (the “Warrant Amendment”) was approved by its warrant holders. Approximately 89% of the votes cast at the Warrant Holder Meeting, including votes cast by holders of approximately 55% of Compute Health’s outstanding public warrants, voted to approve the Warrant Amendment.

The Warrant Holder Meeting was held, and the Warrant Amendment was adopted, in connection with the anticipated consummation of the business combination between Allurion Technologies, Inc. (“Allurion”) and Compute Health (the “Business Combination”). As previously announced, Compute Health has scheduled a special meeting of its stockholders for July 28, 2023 (the “Special Meeting”) to approve the Business Combination. If the relevant proposals at the Special Meeting are approved, the parties anticipate that the Business Combination will close shortly thereafter, subject to the satisfaction of all other closing conditions.

Following the closing of the Business Combination, Allurion Technologies Holdings, Inc., a wholly-owned subsidiary of Allurion and the surviving corporation following the consummation of the Business Combination (“Pubco”), is expected to be listed on the New York Stock Exchange under the name “Allurion Technologies, Inc.,” with its common stock and public warrants trading under the new ticker symbols “ALUR” and “ALUR WS,” respectively.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight loss platform that combines the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-less gastric balloon for weight loss, the Allurion Virtual Care Suite including the Allurion Mobile App for consumers, Allurion Insights for health care providers featuring the Iris AI Platform, and the Allurion Connected Scale and Health Tracker devices. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor and manage weight loss therapy for patients regardless of their treatment plan: gastric balloon, surgical, medical or nutritional.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

About Compute Health

Compute Health is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Compute Health is led by the management team of Omar Ishrak, Jean Nehmé and Joshua Fink. Compute Health’s strategy is to focus on healthcare businesses that are already leveraging or have the potential to leverage computational power, with an emphasis on companies in the medical device space, including imaging and robotics.

For more information about Compute Health please visit www.compute-health.com.

Important Information About the Proposed Transaction and Where to Find It

This press release relates to the Business Combination among Allurion, Compute Health and Pubco. Pubco has filed the Registration Statement with the Securities and Exchange Commission (the “SEC”), which includes a document that serves as a proxy statement and prospectus of Compute Health and Pubco (the “proxy statement/prospectus”) and a full description of the terms of the Business Combination. The Registration Statement has been declared effective by the SEC and the proxy statement/prospectus has been mailed to Compute Health’s stockholders and warrant holders of record as of the close of business on July 3, 2023, the record date established for voting at the Compute Health Special Meeting and Warrant Holder Meeting relating to the Business Combination. Compute Health and Pubco may also file other documents regarding the Business Combination with the SEC. This press release does not contain all of the information that should be considered concerning the Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. Compute Health’s stockholders, warrant holders and other interested persons are advised to read the Registration Statement and proxy statement/prospectus and any amendments or supplements thereto, and all other relevant documents filed or that will be filed in connection with the Business Combination, as these materials contain (or will contain) important information about Allurion, Compute Health, Pubco and the Business Combination. The Registration Statement and the proxy statement/prospectus and other documents that are filed with the SEC may be obtained without charge at the SEC’s website at www.sec.gov, or by directing a written request to Compute Health, 1100 N Market Street 4th Floor, Wilmington, DE 19890.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PRESS RELEASE OR PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR ANY RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PRESS RELEASE. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Participants in the Solicitation

Compute Health, Allurion, Pubco, certain stockholders of Compute Health, and certain of Compute Health’s, Allurion’s and Pubco’s respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the stockholders and warrantholders of Compute Health with respect to the Business Combination. A list of the names of such persons and information regarding their interests in the Business Combination is contained in the Registration Statement and proxy statement/prospectus. Stockholders, warrantholders, potential investors and other interested persons should read the Registration Statement and proxy statement/prospectus carefully before making any voting or investment decisions. Free copies of these documents may be obtained from the sources indicated above.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the federal U.S. securities laws with respect to Compute Health, Allurion, Pubco and the Business Combination among them, the benefits of the Business Combination, the amount of cash the Business Combination will provide Pubco, the anticipated timing of the Business Combination, the services and markets of Allurion, the expectations regarding future growth, results of operations, performance, future capital and other expenditures, competitive advantages, business prospects and opportunities, future plans and intentions, results, level of activities, performance, goals or achievements or other future events. These forward-looking statements generally are identified by words such as “anticipate,” “believe,” “expect,” “may,” “could,” “will,” “potential,” “intend,” “estimate,” “should,” “plan,” “predict,” or the negative or other variations of such statements. They reflect the current beliefs and assumptions of Compute Health’s management and Allurion’s management and are based on the information currently available to Compute Health’s management and Allurion’s management. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: (i) the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of Compute Health’s securities; (ii) the risk that the Business Combination may not be completed by Compute Health’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Compute Health; (iii) the failure to satisfy the conditions to the consummation of the Business Combination, including, but not limited to, the approval of the business combination agreement by the stockholders of Compute Health and the stockholders of Allurion, the satisfaction of the minimum cash amount and the receipt of certain governmental and regulatory approvals; (iv) changes to the proposed structure of the Business Combination that may be required, or considered appropriate, as a result of applicable laws or regulations; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (vi) the ability to complete the contemplated PIPE investment, the senior secured term loan, the committed equity facility and the RTW Investments synthetic royalty financing in connection with the Business Combination; (vii) Pubco’s ability to acquire sufficient sources of funding if and when needed; (viii) the effect of the announcement or pendency of the Business Combination on Allurion’s business relationships, operating results and business generally; (ix) risks that the Business Combination disrupts current plans and operations of Allurion; (x) the ability of Pubco to implement business plans, forecasts and other expectations after the completion of the Business Combination, and identify and realize additional opportunities; (xi) significant risks, assumptions, estimates and uncertainties related to the projected financial information with respect to Allurion; (xii) the outcome of any legal proceedings that may be instituted against Allurion, Pubco or Compute Health following the announcement of the business combination agreement or the Business Combination; (xiii) Allurion’s ability to commercialize current and future products and services and create sufficient demand among health care providers and patients; (xiv) Allurion’s ability to successfully complete current and future preclinical studies and clinical trials of the Allurion Balloon and any other future product candidates; (xv) Allurion’s ability to obtain market acceptance of the Allurion Balloon as safe and effective; (xvi) Allurion’s ability to cost-effectively sell existing and future products through existing distribution arrangements with distributors and/or successfully adopt a direct sales force as part of a hybrid sales model that includes both distributors and a direct sales effort; (xvii) Allurion’s ability to obtain regulatory approval or clearance in the U.S. and certain non-U.S. jurisdictions for current and future products and maintain previously obtained approvals and/or clearances in those jurisdictions where Allurion’s products and services are currently offered; (xviii) Allurion’s ability to accurately forecast customer demand and manufacture sufficient quantities of product that patients and health care providers request; (xix) Allurion’s ability to successfully compete in the highly competitive and rapidly changing regulated industries in which Allurion operates, and effectively address changes in such industries, including changes in competitors’ products and services and changes in the laws and regulations that affect Allurion; (xx) Allurion’s ability to successfully manage future growth and any future international expansion of Allurion’s business and navigate the risks associated with doing business internationally; (xxi) Allurion’s ability to obtain and maintain intellectual property protection for its products and technologies and acquire or license intellectual property from third parties; (xxii) the ability of Pubco to retain key executives; (xxiii) the ability to obtain and maintain the listing of Pubco’s securities on a national securities exchange; (xxiv) Allurion’s ability to properly train physicians in the use of the Allurion Gastric Balloon and other services it offers in its practices; (xxv) the risk of downturns in the market and Allurion’s industry including, but not limited to, as a result of the COVID-19 pandemic; (xxvi) fees, costs and expenses related to the Business Combination; (xxvii) the risk that the parties to the Medtronic collaboration agreement will not achieve the expected benefits, incremental revenue and opportunities from such arrangement; (xxviii) the failure to realize anticipated benefits of the Business Combination or to realize estimated pro forma results and underlying assumptions, including with respect to estimated redemptions by Compute Health’s public stockholders; and (xxix) sanctions against Russia, reductions in consumer confidence, heightened inflation, production disruptions in Europe, cyber disruptions or attacks, higher natural gas costs, higher manufacturing costs and higher supply chain costs. The foregoing list of factors is not exclusive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Compute Health’s Annual Report on Form 10-K for the year ended December 31, 2022 and the proxy statement/prospectus contained in the Registration Statement on Form S-4 (333-271862) filed with the SEC, and other documents filed by Compute Health and Pubco from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and none of Allurion, Pubco or Compute Health assume any obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements. None of Compute Health, Allurion or Pubco gives any assurance that Compute Health or Allurion, or Pubco, will achieve its expectations.

Non-solicitation

This press release and the information contained herein is not a proxy statement/prospectus or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential business combination or any other matter and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Compute Health, Allurion, or Pubco, or a solicitation of any vote or approval, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Media Contact

Erik Milster

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Investor Contact

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